Exhibit 99.1

SB Financial Group

Q1 2018 Earnings Conference Call

April 20, 2018 at 11:00 AM Eastern

CORPORATE PARTICIPANTS

Mark Klein – Chairman, President, and Chief Executive Officer

Anthony Cosentino – Chief Financial Officer

Jonathan Gathman – Senior Lending Officer

Melissa Martin – Executive Assistant

PRESENTATION

Operator

Good morning. Welcome to the SB Financial First Quarter 2018 Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question you may press star then one on you telephone keypad. To withdraw your question please press star then two . Please note this event is being recorded.

I would now like to turn the conference over to Melissa Martin, Executive Assistant. Please go ahead.

Melissa Martin

Good morning, everyone. I would like to remind you that this call is being broadcast live over the Internet and will be archived and available on our website at www.yoursbfinancial.com under Investor Relations. Joining me today are Mark Klein, Chairman, President and CEO; Tony Cosentino, Chief Financial Officer; and Jon Gathman, Senior Lending Officer. This call may contain forward-looking statements regarding SB Financial Group's financial performance, anticipated plans, operational results, and objectives. Forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied on our call today. We have identified a number of different factors within the forward-looking statements at the end of our earnings release which you are encouraged to review. SB Financial Group undertakes no obligation to update any forward-looking statement except as required by law after the date of this call. In addition to the financial results presented in accordance with GAAP, this call will also contain certain non-GAAP financial measures.

I will now turn the call over to Mr. Klein.

Mark Klein

Thank you, Melissa and good morning, everyone. Welcome to our first quarter 2018 webcast. Our comments today on our first quarter performance are a supplement to the earnings release that we filed yesterday. Briefly, highlights for the quarter include GAAP net income was $2.5 million, a 23% improvement over the prior-year quarter representing a return on average assets of 1.08% or a 12.5% increase. Net income available to common shares for the quarter was $2.2 million or $0.35 per share representing a 13% improvement over the prior-year quarter. Trailing 12 months EPS now stands at $1.79, a 25% improvement over the prior year of $1.43. Operating revenue expanded over $1.6 million or 16%. Loan balances expanded nearly $11 million or 1.5%, while deposits grew over $19 million this quarter or 2.6% and over 5% from the year ago quarter.

Expenses expanded from the linked quarter by over 6%, reflecting the tax incentive initiatives that benefited our staff, clients, and our communities that we announced earlier this year. Assets under management in our wealth management division contracted this quarter to $412 million, a 5.8% decline from the linked quarter, but were up 1.8% over the year ago quarter and I'll talk about that more in just a moment. Mortgage origination volume was down nearly 19% from the linked quarter to $58 million, but up over 3% from the year ago quarter. Our production continues to be constrained by marginally higher rates and limited housing inventory for sale. Asset quality metrics continue to be one of our core competencies and strengths. SBA loan volume for the quarter was over $10.6 million, representing a 300% increase over the linked quarter and 130% over the year ago quarter. And finally, we finalized our divestiture of our item processing and statement production shop, known as Diverse Computer Marketers or DCM, the first of this year. We continue our steady course to deliver on those five key strategic initiatives that we've discussed for a number of quarters. They are revenue diversity, all important organic balance sheet growth for scale and efficiency, broader products sets, all about scope for more products in each household; customized service levels to achieve operational excellence, and of course, continued top-tier asset quality.

And I’d just like to expand a bit on each. First, revenue diversity. This quarter, we delivered over 35% of our revenue from fee-based business lines, down marginally from the historical number for us of 40%. Our results represented a 3.7% improvement over the linked quarter and a 11.6% expansion over the year ago quarter. While our mortgage business line volume declined nearly 19%, our SBA lending division closed the gap. Our strategy from the start has been to augment our strong mortgage lending presence with a newer SBA lending strategy. As the Federal Reserve increases interest rates reflecting that stronger economy, our two business lines responsible for nearly 55% of our non-interest income work counter to each other. Our mortgage business volume declines with marginal higher rates as our SBA line expands in response to those higher rates and a stronger economy. Thus far, in 2018 this theory has held quite well and has certainly prevailed. With limited housing inventory, as I mentioned, for sale in nearly all of our markets coupled with a bit higher rates, our net mortgage banking revenue was down by over 24%. Even with this decline we managed to expand our servicing portfolio to over $1 billion for the first time to over $1.004 billion, representing growth over the prior year end of approximate $100 million.

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This past quarter, our $58 million of production came from each of our three distinct regions. Columbus generated $33 million, Defiance region $14 million, and Findlay $11 million. We intend to continue to use this business line as a gateway to the household, especially in our lower share, higher growth markets. To augment our declining production levels, we've recently hired two additional mortgage lenders in the Columbus market. The variable here is not the production volume, but rather the number of mortgage lending professionals producing the volume. In that spirit, we continue to keep our sights set on generating $500 million per year in this business line by 2020.

Our SBA strategy continues to mature and gain momentum in an expanding economy. This quarter we sold nearly $8 million of our production for over $600,000 in loan sale gains. As I mentioned in our year-end webcast, we continue to leverage our Business Development Officer or BDO model to drive us closer to our annual strategic production goal of $40 million, with nearly $11 million in volume this quarter. We are making meaningful progress and executing on our detailed strategic plan. We ended 2017 with total assets under our care in our wealth management division of $437 million, $363 million in traditional wealth assets and $74 million in the brokerage platform. As of March 2018, traditional assets under our care stood at $366 million and our brokerage assets at $46 million. The decline in brokerage assets was a result of a large loan payoff that was collateralized by securities held by our brokerage division. With new talent in our Findlay market and soon-to-have additional new talent in our Fort Wayne market, we continue to have strong prospects to expand assets under our care.

Our second initiative remains to add scale and improve efficiency. This quarter, we continued to drive organic balance sheet growth. As I mentioned, we grew total loans by nearly $11 million, absent held for sale. Including held for sale, our loan growth was over $15 million. Lima region grew $3.9 million, Defiance $3.4 million, Columbus region $4.2 million, Toledo $1.3 million, and Findlay $5.5 million. Six of our nine regions delivered organic loan growth this past quarter. Our strong regional leaders and decentralized business model certainly contributed to our balanced level of production.

Third is our strategy to deliver greater scope. Our onboarding and reboarding efforts are contributing to our lift in our households and products and services. This quarter we grew our household by another 177 to over 28,700 or less than 1%. We also grew our products and services from 83,300 at year end to over 84,378 at quarter end. Our Chief Technology Innovation Officer that we hired recently continues to drive the development of our digital platform to ensure we remain relevant, timely, and intimate with all of our clients as we leverage all potential communication channels with our clients.

Operational excellence is our fourth key theme. At year-end we reported a mortgage servicing portfolio of $995 million, representing over 7000 households. I'm pleased to report that as of this quarter we've achieved one of our strategic goals to deliver a $1 billion sold mortgage portfolio. Of course, not only does this business line provide the entryway to the household that we've spoken of a number of quarters, but also delivers $2.5 million in reoccurring revenue annually along the way. In fact, this quarter our staff identified another 451 client needs that were referred to another business line. These opportunities in turn enabled us to develop customized strategies to address those needs with appropriate solutions. As a result, we delivered 144 solutions to our clients that led to additional business to our Company of over $11 million.

Our fifth key initiative is asset quality, one of our core competencies. Nonperforming assets declined by $1.2 million to 0.38%, past due loans now stand at 0.32%, and net charge-offs of just $10,000 or 1 basis point. Our reserve to nonperforming loans now stands at 239%.

I'll turn the call over to Tony Cosentino, our CFO shortly, but let me touch on two major events we accomplished this quarter. First, as all of our listeners know from prior webcasts, we had a small technology company that provided item processing and statement processing to small community banks in our tri-state region. In order to focus on our core banking franchise, we divested of DCM on January 1st. The buyer is a well-known provider of these services and we think it’s certainly a great opportunity for not only the new owner, but our 20 clients and our loyal employees as well. This transaction had a small impact on our financials in the quarter and we wish certainly everyone involved a continued future success. Tony Cosentino will touch on this in more detail shortly.

Also this quarter we completed a common share capital raise that added 1.67 million shares and $30 million in Tier 1 equity capital. It was certainly exciting for Tony and me to tell our story not only to a number of institutional investors but also to our long-standing retail shareholder base. These results were certainly at the top end of our expectations as we were well oversubscribed and we were very, very pleased to add 15 new institutional investors to our shareholder base. These added shares and sponsorship has driven up our daily trading volume to three times our previous levels and our institutional percentage of ownership now stands at 40%. We are confident of our ability to leverage this growth capital and to expand our presence appropriately in our markets and adjacent markets.

Now, I'd like to ask Tony Cosentino to give us a few more details, Tony, on our performance.

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Tony Cosentino

Thanks Mark. Good morning everyone. For the quarter as Mark indicated, net income of $2.5 million or $0.35 per share. That EPS of $0.35 was up $0.04 or 13% from the prior year, and when we adjust for the $1.7 million tax credit in the linked quarter, EPS was down just slightly $0.02 per share. Highlights for the quarter include operating revenue up 15.9% from the prior year and up 1.7% from the linked quarter. Loan growth was up $80.5 million from the prior year or 13%, loan sales delivered gains of $1.8 million from mortgage, small business and agriculture. The reduction in our income tax rate year-over-year from 32% to 19% added $0.4 million to net income or $0.05 per share. As Mark indicated, we did complete the sale of our processing company DCM which resulted in $0.4 million in revenue and $0.2 million in expense for the quarter, netting about $200,000 roughly after tax. The common capital raise we completed in February added 715,000 shares to our average share count for the quarter. And lastly, as we've indicated, we continue to reduce our nonperforming ratio, which is now down to 38 basis points.

Our year-over-year comparison, as you can imagine, had some noise in it, and I thought I'd just take a few minutes to reconcile our EPS growth. This quarter we had provision expense of $0.3 million, which reduced EPS by $0.03 per share as we had no provision in Q1 of 2017. This was offset, this $0.03, by our 10% earnings growth for the quarter. The sale of DCM, as we indicated, added $0.02, the decrease in the tax rate added $0.05, and finally, our new shares reduced EPS by $0.03 from the prior year netting our $0.04 year-over-year calculation. As we break down further the first quarter income statement starting with our margin, net interest income was up from the prior year by 18.4% and up slightly to the linked quarter. End-of-period loan balances were up $80.5 million, an increase of 12.9%; the average loan yield of 4.59 percent increased by 31 basis points from the prior year, and overall earning asset yield was up 37 basis points. In addition to the balance sheet impact, the Fed rate increases have driven yields higher. We are starting to see some general market rise in loan rates, and we expect that the remainder of 2018 will reveal a gradual increase in loan pricing.

On the funding side, we continue to experience an increase in the costs of our interest-bearing liabilities coming in at 71 basis points for the quarter, up 11 basis points from the prior year and 2 basis points from the linked quarter. Net interest margin at 3.86% on a taxable equivalent was up 17 basis points from the prior year, but down from the linked quarter by 10 basis points. These variances were all due to the combination of higher deposit costs, loan growth, and reduced fees from softer mortgage loan origination volume. Total interest expense costs have risen by nearly 27% from the prior year with the variance tied almost exclusively to increased volume. Loan activity has increased -- has influenced margin income from the prior year with total loan interest income of $8.2 million, up 20%. Clearly, $80 million of increased loan balance is a key driver. We are confident that our pipeline will continue to provide loan growth in this same growth range throughout the remaining quarters this year.

Total non-interest income of $4.2 million was up 12% from the prior year with fee income as a percentage of total revenue nearly 36%, as SBA loan sale gains of $0.6 million offset the softer mortgage origination market. As we said, we finalized the sale of our processing company in the quarter, which had a net income impact for the quarter of $0.2 million or $0.02 per share and included in fee income from the sale was roughly $400,000 of revenue. During the quarter, mortgage originations of $58.5 million were up from the prior year by $1.8 million or 3%, but were down $13.6 million or 19% from the linked quarter. This quarter's new purchase volume was 96% as the refinance market has effectively gone away. Total gains on sale came in at $1.1 million, which is over 2.7% on our sold volume of $41 million. The servicing portfolio, as Mark indicated, above $1 billion provided revenue for the quarter of $625,000 and is on pace to deliver between $2.5 million and $2.6 million in total revenue in 2018. This servicing portfolio has increased by $0.09 billion or 9.5% from the prior year.

The market value of our mortgage servicing rights increased this past quarter, reflecting the rise in rates. The calculated fair value is now 122 basis points, which was up 16 basis points from the prior year and up 8 basis points from the linked quarter. And we did have a slight recapture of impairment of $92,000 in the quarter. At March 31, 2018, our mortgage servicing rights were $10.2 million, up 17% from the first quarter of 2017 and up 3% from the linked quarter, with a remaining temporary impairment of $59,000.

Total operating expense this quarter of $8.6 million were up $1.2 million or 16.9% from the prior year and compared to the linked quarter, expenses were also up $0.5 million or 6.4%. Expense levels were elevated as we had higher SBA commissions, we allocated some of our tax savings to our staff, and the prior year had some significant credits from our Freddie Mac activity. The sale of the DCM facility added $0.2 million to expense and for the quarter, total operating expense was up slightly more than our 15.9% revenue growth.

As we turn finally to the balance sheet, loan outstandings at 3/31 stood at $707.2 million, 76.4% of the total assets of the Company. We had growth of $80.5 million from the prior year and were up $10.6 million from the linked quarter. Compared to the prior year, our loan book grew in nearly every category, led by commercial real estate with $55.6 million, followed by residential real estate of $15.1 million. On the deposit side, we were up from the prior year by $35.9 million, a 5% growth rate, and up from the linked quarter by $19.2 million or 2.6%. It is clear that deposit pricing is rising in all of our markets. The competition for new and existing deposit relationships has been elevated. We have restructured our retail group to emphasize more outside sales, especially in treasury management, and we expect our deposit costs to grow as we fund our ongoing loan pipeline.

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As we look at capital, obviously, we finished the quarter at $122.9 million, up $35 million or 39.6% from the prior year. Capital levels for the Company were supplemented with our common capital raise of 1.67 million shares, resulting in a net increase in capital of $28 million. The equity to asset ratio of 13.3% was up significantly from the prior year. And finally regarding asset quality, total nonperforming assets now stand at $3.5 million or 0.38% of total assets with 98% in nonperforming loans. The total level of nonperforming assets is down $1.2 million from the prior year and down $0.3 million to the linked quarter. Included in our nonperforming asset total is $1.1 million in accruing restructured credits. These restructured loans, which are nearly all maturity extensions, elevated our nonperforming level by 12 basis points, and absent these credits our total nonperforming asset ratio would be just 26 basis points.

We did have provision expense for the quarter of $0.3 million compared to no provision in the first quarter of 2017, and also up slightly, $0.1 million, from the linked quarter. We had loan losses in the quarter of just $10,000 and our absolute level of loan loss allowance at $8.2 million is up from the prior year by $0.5 million or 7%. Due to loan growth, our allowance to total loans percentage has declined from 1.23% at March 31, 2017, to 1.16% currently. This allowance levels still places us at the median of our peer group, which bodes well given our top quartile peer NPA ratio. Because of the reduction in nonperforming loans this quarter, we now have NPL coverage with our allowance of 239%, slightly higher than the prior year. A great start to the year: Net income growth of 23%, 13% loan growth, and a quarterly ROA of 108 basis points.

Mark, I’ll now turn the call back over to you.

Mark Klein

Thanks Tony, great job. Overall, as Tony indicated, it was a great start to a new year, certainly with an expanding economy, stable margin, strong asset quality and certainly much stronger capital position, we are poised to deliver another strong performance in 2018. Our marginal revenue and marginal cost structure remains favorable to deliver higher operating revenues since our average commercial lender portfolio was just $32 million; a lot of opportunity. Clearly, more organic balance sheet growth is optimal in building shareholder value, but that certainly doesn’t temper our desire to expand our reach into the new markets and leverage our expertise and business lines.

I will now turn the call back to Melissa for questions and comments. Melissa?

Melissa Martin

Thank you, Mark. Debbie, we are now ready for our first question.

QUESTIONS AND ANSWERS

Operator

We will now begin the question-and-answer session. To ask a question you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, you may press star then two. At this time, we will pause a moment to assemble our roster.

Melissa Martin

While we are waiting for questions to assemble, I would like to remind you that today’s call will be accessible on our website at www.yoursbfinancial.com under Investor Relations.

Operator

Okay. Our first question comes from Brian Martin with FIG Partners.

Brian Martin

Hey, good morning guys.

Mark Klein

Good morning Brian.

Brian Martin

Hey, good updates. Just a couple of things for me. Just more big picture kind of questions for you guys, just I don’t know how you want to take them, but maybe just a little bit of commentary if you can about the margin. I know, Tony, you talked about deposit costs going up. Just kind of looking at the rate environment, a couple more rate increases, and just kind of how you expect the margin to kind of unfold, you know, the puts and the takes over the next couple quarters, kind of from the current level. So if you can give a little color on that, that would be helpful.

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Mark Klein

Yeah, Brian thanks for the question. Thanks for joining us today. Certainly, we know that our betas on deposits are going to certainly increase. We are at 96% plus probably loan to deposit. We’re out on the streets and as Tony indicated, we’ve got some great strategies on the treasury management side to keep pace with the lending side, but there’s no question about it. We’ve certainly received the Fed increases quite enthusiastically, but clearly our betas are going to increase and I know, Tony, you’ve got you’ve got some additional comments on that.

Tony Cosentino

Sure. Thanks Brian for the question. Q4 we had a little bit of a one-time event. We recaptured some non-performing interest that added about 7 basis points to margin relative to this quarter. I would say as we look out going forward we have about $100 million of our loans that are directly impacted by immediate rate increases that have passed those floors. That’s kind of a $250,000 impact to any of normal Fed rate increases. Deposits – really we don’t have a lot of rate sensitivity, but that’s going to be driven by competition, which we are already seeing is moving fairly swiftly in some of our markets. Columbus is very competitive, Toledo is very competitive and candidly, we’ve probably utilized all we can out of some of our legacy markets in terms of that low-cost funding.

Mark Klein

Just one last comment, Brian, the good part about our diverse broad market footprint is that we have an opportunity to go to various markets to obtain the best marginal cost of funding and so we’re playing that strongly and we certainly have a renewed focus on C&I lending, which is hopefully going to bolster those lower-cost core transactional deposits.

Brian Martin

Okay. I guess the bias, if you do get a couple more rate increases, if you get another one this year, then maybe even another one late, the general bias would be kind of upward bias on the margin is how you would think about it from the current level? IT seems like you’re leaning more towards the pressure on the funding side as opposed to the benefit on the loan side, which maybe suggests it’s got a downward bias, so I guess just trying to understand where the bias is and, given the environment and with rates going higher here?

Tony Cosentino

Well, yeah, I would say on paper the bias certainly would be that rate increases are good for us. I would say we’ve seen reaction in the marketplace quicker on the deposit front than we’ve seen on the loan side. I think the loan pricing will get there. It might be a little bit delayed. We’re starting to see some inklings that something with a four handle on it is becoming rarer and rarer for us on the loan side and that had not been the case most of the last 12 to 18 months.

Brian Martin

Okay. So, maybe it’s flattish to down a little bit in the near-term until the loan pricing catches up with what you’re going to have to do on the funding side?

Tony Cosentino

I think that right.

Mark Klein

I would say, Brian, that’s exactly what we’re seeing and as Tony mentioned, we’re still seeing certainly a lot of pressure on the lending side because everyone certainly knows the advantages of greater scale. That’s very competitive and we are going to see probably a bit tighter margin before we see widening one.

Tony Cosentino

Yeah.

Brian Martin

Okay, that makes sense. I appreciate that and I also appreciate the comment on the loan, kind of the loan outlook. I guess as far as geographically, it sounds like most of the markets are doing pretty well this quarter and just kind of your thoughts on loan growth for the year. Maybe can you put a little color on how you’re thinking about it? This quarter was a good start to the year, it kind of seems like it’s a seasonally soft quarter for a lot of people. Kind of that high single-digit, low double-digit-type of growth, is that kind of how you guys are thinking about the balance of the year?

Mark Klein

Yeah, I’ll make a couple of comments and then I’ll have Jon add some color to this, but certainly as I mentioned, Brian, with the $30 million average portfolio balance, if you look at our structure and our marginal revenue and marginal cost structure, we’ve got a lot of upside potential. We’re poised for growth and you can see from the past several years growing a couple $100 million, our expectations are equally high and that double-digit is certainly in our wheelhouse, and we referenced in the past a number of times that we have eight cylinders in our vehicle and from time to time we hit on four or five of them and certainly with the economy the way it’s going, and I think Jon would probably agree that maybe six or seven of them have begun to fire. All this is good I think, but Jon, what’s your thoughts?

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Jon Gathman

No, just quickly I agree. We’re off to a good start and we’re optimistic about the pipeline here in the second quarter. We’ve got our staff, It’s the first full year where we’re fully staffed everywhere with the right people in the right places and have the time to build the pipelines. Some newer markets obviously are doing well, as Mark alluded to earlier, in Findlay, Toledo, Fort Wayne and so forth. It’s worth to note we also had a fair amount of notes that we closed towards the tail-end of the fourth quarter that are drawn notes. There’s a significant level of those that and we intend to see draw up here through the second and third quarters of 2018.

Brian Martin

Perfect. No, that’s very helpful. Thanks guys. In the markets it sounds like there is some of the metro markets are maybe a little bit bigger drivers of the growth this year, is that how you guys would kind of see things unfolding?

Mark Klein

Well Brian, it’s certainly, we have talked about low-share, high-growth market for a long, long time and clearly when, in the markets that we play and in the specific counties in Ohio and Indiana, Lower Michigan is about $72 billion worth of deposits and we have less than 1% of that total. Our opportunity for organic loan and deposit growth is quite high. And as I mentioned in our annual meeting webcast, we expect to certainly gather our fair share of that larger market deposit base. A lot of opportunity and as Jon mentioned, we are well staffed and certainly well poised to ride this economic expansion to a much higher level of asset.

Brian Martin

Perfect. Okay. That’s helpful. And then on the fee income side, just kind of talking about both the, your lead businesses, the SBA and the mortgage maybe. You gave a little bit of color on the SBA business and your goal of where you’re going over time, I think you said, $11 million right now and your goal was 40. Do you expect that business to be pretty consistent or is it going to be lumpy? I know you had a nice increase this quarter, but some of that; you’ve hired some folks as well, but just how do we think about that business and your goal, and should we expect it to be a little volatile?

Mark Klein

Jon?

Jon Gathman

Well, I think we expect as we continue to, on SBA specifically?

Brian Martin

Yes.

Jon Gathman

Yes, we expect that to level out a bit by virtue of adding BDOs. We continue to add BDOs. We’re currently in process, we believe, of hiring two. We have some offers out to a couple. We think that will smooth it out a bit, but as you saw in the first quarter, we had two very large SBA loans close. Those large numbers are going to continue to create some variability, but our direction and our plan is to continue to smooth those numbers out.

Mark Klein

Yep Brian, just one comment. You know, we’re very bullish on SBA lending. We kind of have an idea of knowing what we are doing. As of the third quarter of 2017, given the fiscal year of the government at year-end, we were 283rd out of 2000 banks that are active in US and SBA lending. We have the expertise. We’re expanding out on the fringes of our current market and it’s a space that we never played in before. It was a product that, if we didn’t have SBA, we would have walked away from the past $30 or $40 million that we would have done. We like the space. We like the incremental benefit of building balance sheet with the nonguaranteed portion, and it gives us certainly someplace to go when it comes to C&I in some of our faster growing markets. We like it a lot and we intend to achieve our 2020 vision and goal of generating $40 million per year in annual volume.

Brian Martin

Okay. And how big is that nonguaranteed portion on the balance sheet today?

Tony Cosentino

We’ve done about $42 million or so in total volume really since we’ve ramped up, and we’ve got about $11.5 million on our books as we sit here today, right about that kind of 25% on average level.

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Mark Klein

And Tony, a nice incremental New York and probably two generally on the balance sheet, it’s a win-win all the way round on that front.

Brian Martin

Yeah, okay. Perfect. And then just same thing on the mortgage –there’s been a lot of angst in the market about higher rates, and, you guys had a nice quarter here and up year-over-year and just trying to understand what your expectations are. It sounds like you’re also hiring a couple folks to maybe offset some of that rate increase in the challenging environment. Your big picture thoughts of how mortgage unfolds over the balance of the year.

Mark Klein

Right. Well, again I’ve said a number of times in various webcasts, but the variable isn't the production number. The variable is the number of people and we have an offer out to a very high producer in northeast Indiana. We just brought two more in Columbus and our goal is to get that $500 million annually. Last year, we had a budget of 475 and only brought 316 in and so with the constrained inventory and higher rates certainly dampened that, but now we’re back up to an expectation of 375 to 400 and we just again brought on three high producers and if they get $15 million, $20 million each, we have high expectations of delivering our budget of 375. But 94% of our clients this past year were all new to our company, so you can bet that we are leveraging our retail presence and social media channels to a reach out to those people and increase our services per household to something certainly greater than three per household. And as I mentioned in our annual meeting, Brian, is if we could just get one more service per household we could increase the size our bank by nearly 35%. A lot of opportunity and new markets certainly are poised for more opportunity for SB Financial all the way around.

Brian Martin

Okay. And how many people have you hired, Mark, recently, and then you said you’ve got an offer out but have there been a lot of recent hires, was it two you said? I missed what you said on that front.

Mark Klein

Yes. We have an offer currently out to a high producing individual in northeast Indiana, which is going to expand us by one, and we just brought on two additional high producers in the Columbus market, and of course we’re looking for more producers in each of our existing footprints. Again, if we take on an average of $12 million to $15 million per producer, we know we have to gather at least several more in this upcoming couple of quarters. We’re intent on delivering, we're restructured to deliver $400 million plus, and again the variable is the number of producers not the dollars.

Brian Martin

Right. Okay. That’s helpful and just the gain on the sale margin that was down it look like a little bit on a linked quarter basis, but up year-over-year. Just around where it’s at today, does it feel like it's a sustainable level or how do you see that unfolding?

Tony Cosentino

Yeah, I think that 2.7% range is, if you look back a couple of years we’re clearly 50 to 60 basis points better than we were in the past. We’ve made some efficiencies on the backend with some hedging and with our pricing structure, and I think as rates move, as you know, higher pricing it’s a little bit tighter, but I would be confident we’re going to be in at 2.7% to 2.8% range for most of this year.

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Brian Martin

Okay. Thanks Tony. And maybe just the last couple of things for me. You talked about the expenses, Tony, and gave some pretty good color at least the pulling out the divestiture in the quarter. Does the current run rate or how do we think about expenses? If you back out that noise in the quarter that you talked about with the sale, is this a pretty good benchmark to the $8.4 million or so a quarter, and how do you see that unfolding in the next couple quarters based on what you guys are anticipating from a budgeting standpoint?

Tony Cosentino

Yeah, if we take out the impact of DCM, we’re calling it an $8.4 million. We had some one-time events related to some of the tax initiatives we shared with our people, which is probably a net-net a couple hundred-thousand-dollar number. Based upon volume on the mortgage side, which is really a variable, that $8.2 million to $8.3 million level per quarter would be a good baseline, and then it'll drive up or down based upon mortgage origination and significant SBA origination.

Brian Martin

Okay. So at least that’s a pretty decent level to think about, like you say, as a baseline. Alright. And then just the last two, just the tax rate. Where it’s at today, now that we’ve made a change with Trump here, is this a pretty good level to use as an effective tax rate going forward or does it modify much from where it's at today?

Tony Cosentino

We had a little noise in the first quarter, not much, but we do most of our stock incentives in Q1 and with the new FASB we got a little bit of a pickup, so we're going to be between 19 to probably high 19s to 20% based upon, municipal volume and some of that kind of stuff. I’d certainly think 19 would be the absolute floor we would have. We're going to trend probably closer to a 20% tax rate by the end of the year.

Brian Martin

Okay. Perfect. That's helpful. The last thing, as far as leveraging the new capital, obviously, it sounds like there’s plenty of organic opportunity to put that to work, maybe you haven't been overly active on the M&A side in a number of years. Wondering how you're thinking about the external through the M&A part of it and opportunities that are out there, do there seem to be more opportunities today than there have been in the past? Just any color or commentary you can offer on the M&A side of things, how to think about it would be helpful?

Mark Klein

Well, a couple of comments, Brian, and certainly Tony will have some comments I'm sure, but now with the little bit of strength in the currency that we’ve found in the last several years at a 150% of tangible book, in that arena, it’s kind of put us in the game and we've had some – certainly some great meaningful conversations with some potential strategic partnerships here. Now that we have the capital, we know where the value’s going to come from and the incremental effect of being able to leverage that capital 10 times is going to be better than just lending the money out. We know how all that works. But given our organic balance sheet growth, which we have really concentrated on so that we could maintain 80% of our sustainable growth rate by our own generated profits is what we've keyed on. Keep our capital, hand out a few dividends, but primarily keep that capital to grow organically. Now that we've got our performance something toward the top decile of our 65-bank peer group, now we're getting a little more bullish and certainly having more meaningful conversations with some strategic partnerships that could really put us at that next level and well above that $1 billion mark that we're looking for. And $160 million on a full market capitalization, which quite possibly will get us a ticket to the Russell 2000, and that's the overarching goal and that's what we want to do with our new-found capital.

Brian Martin

Okay. And just – yeah, go ahead Tony, sorry.

Tony Cosentino

No. That’s fine. We have fairly consistently been able to grow with the level of our earnings, so we think this is why the capital raise was so critical to us. It gives us a bigger checkbook and we're looking at a number of deals and we feel very confident that the marketplace is going to be very positive towards our Company expanding in an M&A front someway and somehow based upon the right price and the right transaction.

Brian Martin

Okay. Geographically, it sounds like from the comments it's more in-market or contiguous, could we expect maybe potentially see a lead to a different area? How are you thinking geographically? What are the parameters if you will on where you guys would entertain looking?

Mark Klein

Well again, organically has certainly been the focus in-market. We certain wouldn’t shy away from in-market. We think there’s some key opportunities there. And quite honestly, Brian, we just think we have the bench strength and the products and services and talent to grow to $1.5 billion, $2 billion, $3 billion. With a, certainly an increased emphasis on the fringes, which would be contiguous and on the borders of our current footprint would certainly be a focus. And that we think there's a number of opportunities out there today, and we're certainly pursuing each.

Brian Martin

Okay. All right. I think that's all I had, guys. I appreciate the time and taking my questions.

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Mark Klein

Great. Let's do it again. Thanks for joining.

Tony Cosentino

Thanks Brian.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. Mark Klein for any closing remarks.

CONCLUSION

Mark Klein

Once again, thank you all for joining us and we certainly look forward to delivering on our second quarter results in July of this year. Good bye.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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